UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):April 14, 2014

MagnaChip Semiconductor Corporation

(Exact name of Registrant as specified in its charter)

Delaware	001-34791	83-0406195
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o MagnaChip Semiconductor S.A., 74, rue de Merl, L-2146 Luxembourg, Grand Duchy of Luxembourg		Not Applicable
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (352) 45-62-62

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) As previously reported by MagnaChip Semiconductor Corporation (the “Company”) on its Current Report on Form 8-K filed with the Securities and Exchange Commission on March 28, 2014, effective March 25, 2014, Margaret Sakai resigned as Executive Vice President and Chief Financial Officer of the Company and from all other officer and director positions with the Company and its subsidiaries. On April 14, 2014, the Company’s Korean subsidiary, MagnaChip Semiconductor, Ltd. (“MagnaChip Korea”), entered into an employment separation agreement (the “Separation Agreement”) with Margaret Sakai, the Company’s former Executive Vice President and Chief Financial Officer. Pursuant to the terms of the Separation Agreement, Ms. Sakai resigned her employment with MagnaChip Korea and all affiliates as of the effective time of the Separation Agreement, and Ms. Sakai will be entitled to receive: (i) severance payments equal to six months her current base salary (an aggregate of US$184,395), payable in equal monthly installments, (ii) continuation of housing support and health benefits for six months, (iii) accrued tax equalization benefits for amounts earned up to and including the effective date of the Separation Agreement under the terms of Ms. Sakai’s original employment offer letter agreement with MagnaChip Korea (excluding all amounts paid or payable under the Separation Agreement), and (iv) accrued Korean statutory severance benefits under MagnaChip Korea’s standard severance benefits policy to the extent accrued up to the effective date of the Separation Agreement; provided, that the benefits described in clauses (i), (ii) and (iii) above are conditioned upon Ms. Sakai’s continued cooperation with MagnaChip Korea and the Company for such six-month term. The Separation Agreement also contains a general release of claims and confidentiality agreement by Ms. Sakai, and provides for post-term hourly consulting arrangements to the extent requested by the Company. The Separation Agreement will become effective as of April 22, 2014 unless earlier revoked under a statutory waiting period.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAGNACHIP SEMICONDUCTOR CORPORATION

Dated: April 17, 2014	By:	/s/ Theodore Kim
Theodore Kim
Senior Vice President, General Counsel and Secretary